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                            CERTIFICATE OF AMENDMENT
                                       OF
            SECOND AMENDED AND RESTATED CERTIFICATE OF INCORPORATION
                                       OF
                         LOCATEPLUS HOLDINGS CORPORATION

                                      * * *
     LocatePLUS Holdings Corporation (the "Corporation"), a corporation organized under the laws of the State of Delaware, DOES HEREBY CERTIFY:

First: That, at a meeting of the Board of Directors of the Corporation, the Board of Directors of the Corporation (i) adopted resolutions proposing an amendment to the Second Amended and Restated Certificate of Incorporation of the Corporation to (a) declare a one-for-fifty reverse split of the Corporation's capital stock, and (b) increase the number of shares authorized for issuance by the Corporation following the reverse split from 8,000,000 shares to 25,000,000; (ii) declaring said amendments to be advisable; and (iii) calling for the submission of such amendments to the stockholders of the Corporation for consideration thereof.

Second: That, in accordance with Section 211 of the General Corporation Law of the State of Delaware, the holders of the outstanding capital stock of the Corporation required to amend said Certificate voted, at the annual meeting of stockholders held on November 14, 2005, at which a quorum was present and voting, to approve such amendment. Pursuant to said vote, effective December 12, 2005, Article Fourth of the Corporation's Second Amended and Restated Certificate of Incorporation is hereby further amended by deleting the existing Article Fourth, and replacing it in its entirety with the following:

          FOURTH: The total number of shares of all classes of stock which the Corporation shall have authority to issue is Twenty Five Million (25,000,000) shares, consisting entirely of shares of Common Stock, $0.01 par value per share (the "Common Stock").

               Each 50 shares of the Corporation's Common Stock with a par value Of $0.01 per share issued and outstanding immediately prior to the effectiveness of this Certificate of Amendment are hereby converted and reclassified into one share of the Corporation's Common Stock, par value $0.01 per share (the "Reverse Stock Split"); provided, however, that the Corporation shall not issue fractional shares of Common Stock in connection with this Reverse Stock Split, but, in lieu thereof, shall make a cash payment equal to the Market Value (as defined below) of each share of Common Stock to holders thereof who would otherwise be entitled to receive fractional shares, except for the provisions hereof, upon surrender of certificates representing those shares to the Corporation's transfer agent. The ownership of such fractional interests shall not entitle the holder thereof to any voting, dividend or other right, except the right to receive payment therefor as described above. For the purposes hereof, "Market Value" of shares of Common Stock shall mean an amount per share equal to the closing bid price for the Common Stock on the first trading day immediately following the date on which the Reverse Stock Split is effective, as quoted on the OTC Bulletin Board.

Third: That said amendment was duly adopted in accordance with the provisions of Section 242 of the General Corporation Law of the State of Delaware.

Fourth: That this Certificate of Amendment of the Second Amended and Restated Certificate of Incorporation of the Corporation shall be effective upon its filing with the Secretary of State of the State of Delaware.

                                      * * *


     IN WITNESS WHEREOF, said LocatePLUS Holdings Corporation has caused this Certificate of Amendment to be signed by Jon R. Latorella, its Chairman, Chief Executive Officer and President, this 6 day of December, 2005. LOCATEPLUS HOLDINGS CORPORATION

By:
       Jon  R.  Latorella,  President

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